Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES THE APPOINTMENT OF TAYLOR SIMONTON TO THE BOARD OF DIRECTORS AND AS AUDIT COMMITTEE CHAIRMAN

Former PricewaterhouseCoopers Partner Adds Extensive

Accounting and Audit Experience to the Board

A. Bradley Gabbard Engaged as a Consultant to the Company

HIGHLANDS RANCH, Colorado, May 28, 2014 – Advanced Emissions Solutions, Inc. (NASDAQ:ADES) (the “Company” or “we”) today announced that the Board of Directors (the “Board”) appointed Taylor Simonton as a director. Mr. Simonton was also elected Audit Committee Chairman. Mr. Simonton’s term on the Board will run until the next annual meeting of stockholders at which directors are elected.

A. Bradley Gabbard, a Director and the previous Audit Committee Chairman , has agreed to take an additional role with the Company as a consultant engaged to manage and coordinate activities associated with resolving the previously announced accounting review and financial reporting issues. As a result of this consulting role, Mr. Gabbard has resigned from the Audit Committee to comply with Board policies. Mr. Gabbard has been a member of the Board since 2012, and has previously served as Chief Financial Officer for several Companies, including Lilis Energy (NASDAQ:LLEX), Applied Natural Gas Fuels, Inc. and Metretek Technologies, Inc. (now known as Powersecure International, Inc.).

Mr. Simonton brings more than 35 years of experience in financial accounting and auditing and over 10 years of corporate board service. During his 35-year career at PricewaterhouseCoopers LLP, he spent 23 years as an Assurance Partner, including seven years in the firm’s SEC Department of its National Professional Services Group, four of which were international. He is a CPA; a Board Leadership Fellow (the highest director credential of the National Association of Corporate Directors); a member of the American Institute of CPAs and Colorado Society of CPAs; and holds a B.S. degree in accounting from the University of Tennessee. Mr. Simonton has over 10 years of experience serving as Chairman of the Audit Committees of multiple public companies.

Dr. Michael D. Durham, Company President and CEO said, “We are pleased to have Taylor Simonton join the Board and that Brad Gabbard has agreed to become a consultant to the Company. Taylor brings outstanding knowledge and extensive Audit Committee experience to the Board and Brad Gabbard adds additional financial accounting and management expertise to the Company. Both Taylor and Brad will be very valuable members of the team as we complete our accounting review and plan for future growth.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in Cyclone Boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal Boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com